Exhibit 10.12

Summary of Fluor Corporation Non-Management Director

Compensation

Cash Compensation

Annual Retainer:	$115,000

Annual Committee Retainer:

Audit Committee Chair:	$15,000
Organization and Compensation Committee Chair:	$15,000
Governance Committee Chair:	$10,000

Lead Director Retainer:	$30,000

Retainers are paid quarterly in cash and can be deferred at the director’s election under the Fluor Corporation 409A Deferred Directors’ Fees Program.  Effective January 1, 2013, directors will no longer receive a 25% premium on the deferred amount deemed invested in company stock via the deferred compensation program.

Equity Compensation

Each non-management director receives an annual grant of restricted stock and restricted units with a total market value of $105,000 ($135,000, effective May 2013).  The grant is made on the date of the annual meeting of shareholders.  Restrictions on annual grants vest immediately on the first anniversary of the date of grant.

Other Information

Fluor Corporation reimburses non-management directors for their travel and related expenses in connection with attending Board meetings and Board-related activities.  Directors also receive life insurance ($75,000 in coverage) and travel insurance ($250,000 in coverage).  Directors’ charitable contributions that meet the guidelines of the Company’s employee charitable matching gift program are eligible for matching funds from the Company in an amount up to $5,000 per year.